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                                     EXHIBIT 21.1


                                 LIST OF SUBSIDIARIES


NAME                                        STATE OF INCORPORATION


Alpha Gulf Coast, Inc.                      Delaware

Alpha Hotel Management, Inc.                Delaware

Alpha St. Regis, Inc.                       Delaware

Alpha Missouri, Inc.                        Delaware

Alpha Rising Sun, Inc.                      Delaware

Jubilation Lakeshore, Inc.                  Mississippi